Exhibit 8.2

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

March 28, 2019

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Ladies and Gentlemen:

We have acted as counsel to Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of March 27, 2019 (the “Agreement”), by and among CCOH and Clear Channel Holdings, Inc., a Delaware corporation (“CCH”).

Pursuant to the Agreement, CCOH will merge with and into CCH, with CCH as the surviving corporation (the “Merger”). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus relating to the Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, tax representation letters provided to us by CCOH and by CCH (the “Tax Representation Letters”), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus, and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by CCOH and CCH in the Agreement, the Prospectus, the Tax Representation Letters, or otherwise made to us, and that the Tax Representation Letters will be re-executed by the appropriate officers as of the Effective Time; and (iii) that any such statements, representations or warranties made “to the knowledge,” or based on the belief or intention, of CCOH or CCH, or similarly qualified, are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Clear Channel Outdoor Holdings, Inc.

March 28, 2019

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, we are of the opinion that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

This opinion is furnished to you solely in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent; provided, however, that it may be relied upon by persons entitled to rely upon it pursuant to applicable provisions of federal securities laws. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Prospectus constituting a part thereof, and any amendment thereto.

Clear Channel Outdoor Holdings, Inc.

March 28, 2019

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Wilson Sonsini Goodrich & Rosati P.C. WILSON SONSINI GOODRICH & ROSATI Professional Corporation